PROSPECTUS SUPPLEMENT NO. 6
  (TO PROSPECTUS DATED OCTOBER 24, 1997, AS SUPPLEMENTED BY PROSPECTUS SUPPLEMENT NO. 1 DATED NOVEMBER 7, 1997, PROSPECTUS SUPPLEMENT NO. 2
    DATED NOVEMBER 7, 1997, SUPPLEMENT NO. 3 DATED NOVEMBER 21, 1997, SUPPLEMENT NO. 4 DATED DECEMBER 12, 1997, AND SUPPLEMENT NO. 5 DATED
                            JANUARY 13, 1998)

                              $115,000,000
                 LEVEL ONE COMMUNICATIONS, INCORPORATED
               4% CONVERTIBLE SUBORDINATED NOTES DUE 2004

     This Prospectus Supplement supplements information contained in that certain Prospectus dated October 24, 1997, as amended or supplemented (the "Prospectus") relating to the potential sale from time to time of up to $115,000,000 aggregate amount of Registrable Notes and the Common Stock issuable upon conversion thereof by the Selling Holders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders and the respective principal amounts of Registrable Notes and Common Stock issuable upon conversion thereof beneficially owned by such Selling Securityholder that may be offered pursuant to the Prospectus by (a) deleting the line items "Christian Science Trustees for Gifts and Endowments; $90,000; 2,250"; "Declaration of Trust for the Defined Benefit Plans of ICI American Holdings Inc.; $370,000; 9,250"; "Declaration of Trust for the Defined Benefit Plans of ZENECA Holdings, Inc.; $255,000; 6,375"; "Delaware State Employees Retirement Fund; $1,250,000; 31,250"; "First Church of Christ, Scientist-Endowment; $105,000; 2,625"; "General Motors Employees Domestic Group Trust; $4,440,000; 111,000"; "J.W. McConnell Family Foundation; $255,000;
6,375"; "Summer Hill Global Partners L.P.; $35,000; 875"; "Thermo Electron Balanced Investment Fund; $340,000; 8,500"; and "Hillside Capital Incorporated Corporate Account; $110,000; 2,750"; and (b) adding the following line items:

Palladin Overseas Fund                                  $    562,000                 14,050
Societe Generale Securities Corp..                       $ 1,000,000                 25,000



     Unless otherwise noted, all information provided in this Prospectus Supplement is as of February 4, 1998.

     THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 4, 1998.